AXA EQUITABLE LIFE INSURANCE COMPANY

              ENDORSEMENT APPLICABLE TO CHARITABLE REMAINDER TRUSTS

For purposes of this Endorsement, reference to "Contract" will also include "Certificate".

When issued with this Endorsement, the definition of "Free Corridor Amount" in
Section 8.01 of the Contract is amended as follows:

      "Free Corridor Amount" means the greater of (1) the current Annuity Account Value, less Contributions that have not been deemed withdrawn and
      (2) the Free Corridor Amount as specified in the Data pages.


AXA EQUITABLE LIFE INSURANCE COMPANY

[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
--------------------------              ---------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel]